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                                                            EXHIBIT 12
               MINNESOTA POWER AND SUBSIDIARIES
     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES
                                                                  For the Year Ended
                                                  -----------------------------------------------------
                                                                      December 31,
                                                  -----------------------------------------------------
                                                     1990           1991           1992
                                                  --------       ---------      ---------
                                                       (In Thousands Except Ratios)
Net income per consolidated                       $ 74,570       $  75,481      $ 73,288
      statement of income

Add (deduct)
     Current income tax expense                     26,951          15,970        26,617
     Deferred income tax expense (benefit)          (2,893)         12,635         1,940
     Deferred investment tax credits                (6,341)        (1,615)        (1,568)
     Extraordinary item                                  -              -         (4,831)
     Undistributed income from less than
          50% owned equity investment               (3,558)        (5,155)        (5,733)
  Minority interest                                      -           (129)         2,684
                                                  --------       --------       --------
                                                    88,729         97,187         92,397
                                                  --------       --------       --------
Fixed charges
  Interest on long-term debt                        43,698         43,748         44,008
  Capitalized interest                                 803              -            422
  Other interest charges - net                       4,797          8,776          6,455
  Interest component of all rentals                  5,908          5,694          5,725
                                                  --------       --------       --------
    Total fixed charges                             55,206         58,218         56,610
                                                  --------       --------       --------

Earnings before income taxes and fixed
     charges (excluding capitalized interest)     $143,132       $155,405       $148,585
                                                  ========       ========       ========

Ratio of earnings to fixed charges                    2.59           2.67           2.62
                                                  ========       ========       ========

Earnings before income taxes and fixed
     charges (excluding capitalized interest)     $143,132       $155,405       $148,585
Supplemental charges                                16,767         16,846         16,017
                                                  --------       --------       --------

Earnings before income taxes and fixed
     and supplemental charges (excluding
     capitalized interest)                        $159,899       $172,251       $164,602
                                                  ========       ========       ========

Total fixed charges                               $ 55,206       $ 58,218       $ 56,610
Supplemental charges                                16,767         16,846         16,017
                                                  --------       --------       --------

     Fixed and supplemental charges               $ 71,973       $ 75,064       $ 72,627
                                                  ========       ========       ========

Supplemental ratio of earnings to fixed
     charges <F1>                                     2.22           2.29           2.27
                                                  ========       ========       ========

                                                                  For the Year Ended
                                                  -----------------------------------------------------
                                                                      December 31,
                                                  -----------------------------------------------------
                                                     1993           1994
                                                  ---------      ---------
                                                (In Thousands Except Ratios)
Net income per consolidated                       $ 62,621       $ 61,333
      statement of income

Add (deduct)
     Current income tax expense                     23,465         17,743
     Deferred income tax expense (benefit)           5,517          6,201
     Deferred investment tax credits                (2,035)        (2,478)
     Extraordinary item                                  -              -
     Undistributed income from less than
          50% owned equity investment               (6,559)        (8,138)
  Minority interest                                    (83)          (879)
                                                  --------       --------
                                                    82,926         73,782
                                                  --------       --------
Fixed charges
  Interest on long-term debt                        42,579         48,137
  Capitalized interest                               3,010              -
  Other interest charges - net                       3,570          7,382
  Interest component of all rentals                  5,736          5,737
                                                  --------       --------
    Total fixed charges                             54,895         61,256
                                                  --------       --------

Earnings before income taxes and fixed
     charges (excluding capitalized interest)     $134,811       $135,038
                                                  ========       ========

Ratio of earnings to fixed charges                    2.46           2.20
                                                  ========       ========

Earnings before income taxes and fixed
     charges (excluding capitalized interest)     $134,811       $135,038
Supplemental charges                                15,149         14,370
                                                  --------       --------

Earnings before income taxes and fixed
     and supplemental charges (excluding
     capitalized interest)                        $149,960       $149,408
                                                  ========       ========

Total fixed charges                               $ 54,895       $ 61,256
Supplemental charges                                15,149         14,370
                                                  --------       --------

     Fixed and supplemental charges               $ 70,044       $ 75,626
                                                  ========       ========

Supplemental ratio of earnings to fixed
     charges <F1>                                     2.14           1.98
                                                  ========       ========

----------------
<F1> The supplemental ratio of earnings to fixed charges includes the
     Company's obligations under a contract with Square Butte Electric Cooperative ("Square Butte") which extends through 2007, pursuant to which the Company is purchasing 71% of the output of a generating unit capable of generating up to 455 megawatts. The Company is obligated to pay all of Square Butte's leasing, operating and debt service costs, less any amounts collected from the sale of power or energy to others, which shall not have been paid by Square Butte when due. (See Note 10.)

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